Exhibit 99(b)

LAZARD FRÈRES & CO. LLC
600 TRAVIS STREET, SUITE 2300
HOUSTON, TX 77002
PHONE 713-236-4600
FAX 713-236-4604
www.lazard.com

Conflicts Committee of the Board of Directors of

Magellan Midstream Holdings GP, LLC

One Williams Center

Tulsa, Oklahoma 74172

Members of the Committee:

We hereby consent to the inclusion of our opinion letter, dated March 3, 2009, to the Conflicts Committee of the Board of Directors of Magellan Midstream Holdings GP, LLC (“MGG GP”), which is the general partner of Magellan Midstream Holdings, L.P. (“MGG”), included as Annex F to, and references thereto and to our firm under the captions “Summary—Opinion of the MGG Conflicts Committee’s Financial Advisor” and “Special Factors—Opinion of Lazard Frères & Co. LLC—Financial Advisor to the MGG Conflicts Committee” in, the Proxy Statement/Prospectus relating to the proposed simplification involving MGG and Magellan Midstream Partners, L.P. (“MMP”), which Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 of MMP. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

LAZARD FRÈRES & CO. LLC

By:	/s/ John Rutherford
John Rutherford
Managing Director

April 6, 2009

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